CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES ANNOUNCES 2018 THIRD QUARTER

FINANCIAL RESULTS

EDGEWOOD, N.Y. – November 8, 2018 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced financial results for the three-month and nine-month periods ended September 30, 2018.

3Q 2018 vs. 3Q 2017

•	Revenue was $19.9 million compared to $20.7 million;
•	Gross profit was $4.8 million compared to $4.9 million;
•	Gross margin was 24.1% compared to 23.7%
•	Pre-tax income was $1.6 million compared to $2.5 million;
•	Net income was $1.3 million compared to $1.7 million;
•	Earnings per diluted share were $0.15 compared to $0.19 per diluted share;
•	Cash flow from operations was $0.5 million compared to $0.9 million; and
•	Total backlog at $442.2 million with multi-year defense contracts comprising 83%.

Nine Months 2018 vs. Nine Months 2017

•	Revenue was $58.4 million compared to $57.5 million;
•	Gross profit was $13.4 million compared to $13.1 million;
•	Pre-tax income was $4.8 million compared to $5.7 million;
•	Net income was $3.8 million compared to $3.7 million;
•	Earnings per diluted share of $0.43 compared to $0.42 per diluted share; and
•	Cash flow used in operations was $(3.0) million compared to $(0.2) million.

Public Offering of Common Shares

Subsequent to the quarter the Company completed an underwritten public offering of 2,760,000 shares of its common stock at a public offering price of $6.25 per share, including 360,000 shares sold at the public offering price to cover over-allotments. The net proceeds to the Company (after deducting the underwriting discount and other customary expenses payable by the Company) were approximately $16.10 million.

Douglas McCrosson, president and CEO of CPI Aero, stated, “We are pleased to report another strong quarter of execution, profitability and positive cash flow while progressing business development initiatives that yielded a 23% sequential increase in total backlog. Notable new additions to backlog were: an expansion of our Next Generation Jammer Pod program; an initial purchase order from an existing customer in support of an expected $47.5 million multi-year contract; and, the addition of a new customer for the manufacture of a wing assembly used to launch a new missile system currently in development. Revenue for the quarter reflected the anticipated wind-down of our current Northrop Grumman E-2D multi-year program as we begin transitioning to a new multi-year contract, partially offset by increased revenue from our prime contracts direct with the U.S. Government for F-16 components and T-38 kits.

CPI Aero Q3’18 Earnings Press Release November 8, 2018	Page 2

“Looking ahead, we believe we have before us opportunities for multi-year top- and bottom-line growth reflecting very favorable long-term defense spending trends, a growing backlog and a bid pipeline with several multi-year program awards on the horizon that will leverage our cost-efficient infrastructure,” continued Mr. McCrosson. “We believe that our support of key existing and new defense programs aligns us with the spending priorities in the new defense authorization bill. We have the manufacturing engineering, supply chain management and program management skills that make us an integral part of our customers’ supply chain. In a period where new work is outpacing our customers’ ability to quickly ramp up their workforce, we have become a ‘force multiplier’ for them. This is reflected in our bid pipeline, which includes two near-term, multi-year revenue catalysts for which we are positioned as the incumbent Tier 1 supplier: the program award for the re-winging of up to 112 A-10s, the next multi-year E-2D program.

“Subsequent to the close of the quarter we completed a public offering that secures capital necessary for our growth strategy. We also received a favorable ruling from the New York Supreme Court on our preliminary injunction motion and we anticipate moving forward with our acquisition of Welding Metallurgy. With market tailwinds at our back, a growing need for our capabilities and capital to execute on our plans, we believe we are very well positioned for long-term success,” concluded Mr. McCrosson.

Financial Outlook

CPI Aero affirms its prior financial guidance for fiscal 2018 of:

•	Revenue in the range of $82.0 million and $85.0 million;
•	Pre-tax income in the range of $8.0 million to $8.2 million;
•	An effective tax rate in the range of 19% to 21%.

Appointments of Chairman and Chairman Emeritus

In a separate announcement today the Company announced that Terry Stinson has been elected Non-Executive Chairman of the Board, and Eric Rosenfeld Chairman Emeritus. Mr. Stinson succeeds Mr. Rosenfeld, who has served as the Company’s Non-Executive Chairman since 2005 and remains a member of the board of directors and Chairman of the Strategic Planning Committee. Mr. Stinson joined CPI Aero’s board in 2014 and will retain his position as the Chairman of the Compensation Committee.

CPI Aero Q3’18 Earnings Press Release November 8, 2018	Page 3

Conference Call

Management will host a conference call on Thursday, November 8, 2018, at 8:30 a.m. ET to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 844-378-6486 or 412-542-4181. Please call in 10 minutes before the conference call is scheduled to begin and ask for the CPI Aero call. The conference call will also be broadcast live via webcast. Additionally, a slide presentation will accompany the conference call. To listen to the live call, please go to www.cpiaero.com, click on the Investor Relations section, then to the Event Calendar. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the webcast will be archived and can be accessed for a period of approximately one year.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI Aero also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2017, and Form 10-Q for the three-month periods ended March 31, 2018 and June 30, 2018. CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

– Tables to Follow –

CPI Aero Q3’18 Earnings Press Release November 8, 2018	Page 4

 CPI AEROSTRUCTURES, INC.
STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Revenue	$19,944,558	$20,706,460	$58,397,420	$57,471,112
Cost of sales	15,146,080	15,794,024	44,964,256	44,337,414

Gross profit	4,798,478	4,912,436	13,433,164	13,133,698
Selling, general and administrative expenses	2,584,560	2,044,304	7,192,159	6,210,380
Income from operations	2,213,918	2,868,132	6,241,005	6,923,318
Interest expense	574,765	402,619	1,438,862	1,258,857
Income before provision for
income taxes	1,639,153	2,465,513	4,802,143	5,664,461

Provision for income taxes	311,000	770,000	960,000	1,954,000

Net income	1,328,153	1,695,513	3,842,143	3,710,461

Other comprehensive income
net of tax -
Change in unrealized gain (loss)
interest rate swap	20,600	(2,300)	14,800	1,900

Comprehensive income	$1,348,753	$1,693,213	$3,856,943	$3,712,361

Income per common share – basic	$0.15	$0.19	$0.43	$0.42

Income per common share – diluted	$0.15	$0.19	$0.43	$0.42
Shares used in computing income per common share:
Basic	8,952,979	8,846,507	8,926,734	8,820,379
Diluted	8,977,075	8,872,810	8,951,640	8,841,397

CPI Aero Q3’18 Earnings Press Release November 8, 2018	Page 5

 CPI AEROSTRUCTURES, INC.

BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$828,594	$1,430,877
Accounts receivable, net of allowance for doubtful accounts of $275,000 and
$150,000 as of September 30, 2018 and December 31, 2017, respectively	6,364,186	5,379,821
Contract assets	114,094,962	111,158,551
Prepaid expenses and other current assets	2,330,830	2,413,187

Total current assets	123,618,572	120,382,436

Property and equipment, net	2,696,344	2,046,942
Deferred income taxes, net	500,318	1,566,818
Other assets	286,527	188,303
Total Assets	$127,101,761	$124,184,499

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,431,232	$15,129,872
Accrued expenses	1,262,373	1,911,421
Contract liabilities	464,823	246,330
Current portion of long-term debt	2,435,559	2,009,000
Line of credit	27,538,685	22,838,685
Income tax payable	—	109,327

Total current liabilities	42,132,672	42,244,635

Long-term debt, net of current portion	5,667,915	7,019,468
Other liabilities	548,815	607,063

Total Liabilities	48,349,402	49,871,166

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares,
8,953,137 and 8,864,319 shares, respectively
issued and outstanding	8,950	8,863
Additional paid-in capital	54,352,614	53,770,618
Retained earnings	24,390,795	20,548,652
Accumulated other comprehensive income (loss)	—	(14,800)
Total Shareholders’ Equity	78,752,359	74,313,333
Total Liabilities and Shareholders’ Equity	$127,101,761	$124,184,499

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